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                                                                   EXHIBIT 99.04

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS FOR THE QUARTERS ENDED MARCH 31, 2001 AND 2000


                                    OVERVIEW

In April 2001, we announced and began to implement a reorganization that involved realigning our internal organization from a vertical market orientation to a horizontal product platform. As a result, we changed our reportable segments beginning in the second quarter of 2001 to reflect the new method in which management primarily organizes and evaluates internal financial information to make operating decisions and assess performance. Our current reportable segments include our Efficiency, Risk and Opportunity product suites.

The following discussion and analysis of our results of operations for the quarters ended March 31, 2001 and 2000 has been restated to conform to our current segment presentation. These reclassifications have no impact our consolidated results of operations for these periods, as originally reported on our Form 10-Q for the quarter ended March 31, 2001.

Our revenues and operating results have varied significantly in the past and in some quarters we have experienced net losses. We expect fluctuations in our operating results to continue for the foreseeable future. As a result, we believe that investors should not rely on period-to-period comparisons of our financial results as an indication of our future performance. Further, we derive a substantial portion of our revenues from our CompAdvisor and Falcon products. Our CompAdvisor and Falcon products in the aggregate accounted for 40.3% of our total revenues in 2000. CompAdvisor accounted for 23.5% of total revenues in 2000 and Falcon accounted for 16.8% of total revenues in 2000. We expect these products will continue to account for a substantial portion of our total revenues for the foreseeable future. Our revenue will decline if the market does not continue to accept these products.

Because our expense levels are based in part on our expectations regarding future revenues and in the short term are fixed to a large extent, we may be unable to adjust our spending in time to compensate for any unexpected revenue shortfall. We may not be able to maintain profitability on a quarterly or annual basis in the future. In addition, in the past we have acquired several companies and may continue to do so in the future. Further, in September 2000, we completed the spin-off of our former Retek subsidiary. Such transactions typically affect the comparability of our historical financial results. Acquisitions also typically generate significant continuing charges that decrease our net income, often for many fiscal periods. It is possible that in some future quarter our operating results will be below the expectations of public market analysts and investors. In that event, the price of our common stock would likely be harmed.

Statements in this exhibit contain forward-looking information about our anticipated future operating expenses, our expectations for our international operations and about the assumptions and projections underlying our in-process research and development expense. Forward-looking statements are subject to risks and uncertainties. Therefore, our actual results could differ


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materially and adversely from those expressed in any forward-looking statements as a result of various factors, including, but not limited to, the following:

       -      The timing of execution of large contracts;

       -      The loss of any key customer;

       -      Variations in the amount of recurring revenues;

       - The deferral, reduction or cancellation of customer orders or purchases;

       - The timing of our new product announcements and introductions and those of our competitors;

       - Delays in the release of final commercial versions of our products;

       -      Changes in the mix of our distribution channels;

       -      The amount and timing of our costs and operating expenses;

       - Our ability to fulfill our obligations under percentage-of-completion contracts;

       - Our success in completing pilot installations within contracted fee budgets;

       -      Changes in our product offerings;

       -      Competitive conditions in the industries we serve;

       -      Economic conditions in our targeted markets;

       -      Domestic and international economic conditions;

       -      Changes in prevailing technologies;

       - Expenses and charges related to our acquisition of other businesses; and

       - Our ability under generally accepted accounting principles to recognize revenues in the quarter in which we expect to recognize those revenues.

You should carefully consider these risks. Investors are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this report. We undertake no obligation to revise or update any forward-looking statements for any reason.

                              RESULTS OF OPERATIONS

REVENUES

Our revenues are comprised of license and maintenance revenues and services and other revenues. Our revenues for the first quarter of 2001, which excluded Retek, were $54.0 million. Revenues for the first quarter of 2000, which included Retek, were $54.6 million.


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LICENSE AND MAINTENANCE REVENUES

We recognize license and maintenance revenues in several different ways, depending on the terms on which the software and maintenance are provided. Revenue from perpetual and short-term periodic licenses of our software is generally recognized upon delivery. Transactional fees under software license arrangements are recognized as revenue based on system usage or when fees based on system usage exceed the monthly minimum license fees. Software maintenance fees are recognized as revenue ratably over the maintenance periods. Transactional fees under network service or internal hosted software arrangements are recognized as revenue based on system usage or when fees based on system usage exceed the monthly minimum license fees. Amounts received under contracts in advance of delivery or performance are recorded as deferred revenue and are generally recognized within one year from receipt.

License and maintenance revenues were $39.5 million for the first quarter of 2001, an increase of 24.1% over $31.8 million for the first quarter of 2000. Excluding Retek, whose license and maintenance revenues in the first quarter of 2000 totaled $6.4 million, HNC's license and maintenance revenues for the first quarter of 2001 increased by $14.1 million, or 55.6%, over the first quarter of 2000. Within HNC, the $14.1 million increase in license and maintenance revenues was attributable primarily to a $5.9 million increase in our Efficiency segment, a $5.0 million increase in our Risk segment and a $3.5 million increase in our Opportunity segment. The increase within our Efficiency segment was attributable primarily to increased revenues derived through the sale of our 4SCORE and RoamEx products, resulting from our acquisitions of Onyx and Systems/Link in the prior year, and to increased Connectivity revenues resulting from our acquisition of Celerity in the prior year, partially offset by a decline in CompAdvisor product revenues. The increase in our Risk segment was attributable primarily to increased revenues associated with our Falcon product and additional network revenues resulting from our acquisition of CardAlert, partially offset by a decline in MIRA product revenues. The increase within our Opportunity segment was attributable primarily to increased revenues associated with our ProfitMax products.

SERVICES AND OTHER REVENUES

Services and other revenues are comprised of installation and implementation revenues, remote hosted service operation revenues and revenues which are derived from consulting contracts, new product development contracts with commercial customers and, to a lesser extent, research and development contracts with the United States Government. Revenue from software installation and implementation and from contract services is generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Amounts received under contracts in advance of performance are recorded as deferred revenue and are recognized as services are performed, which is generally within one year from receipt. Contract losses are recorded as a charge to operations in the period any losses are first identified. Installation or setup fees associated with network service and internally hosted software agreements are recognized ratably over the longer of the customer contract period or estimated life of the customer relationship. Remote hosted service fees derived from the review and repricing of customers' medical bills are recognized as revenue when the processing services are performed.


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

Services and other revenues were $14.5 million for the first quarter of 2001, a decrease of 36.3% as compared to $22.8 million for the first quarter of 2000. Excluding Retek, whose services and other revenues in the first quarter of 2000 totaled $7.5 million, HNC's services and other revenues for the first quarter of 2001 decreased by $0.7 million, or 4.8%, as compared to the first quarter of 2000. Within HNC, the $0.7 million decrease in services and other revenues was attributable primarily to a $2.2 million decline in our Efficiency segment, offset by a $1.4 million increase in our Opportunity segment. The decline in our Efficiency segment was attributable primarily to decreased revenues associated with Capstone implementations and to a decline in customer bill review volumes associated with our remote hosted service operations. The increase in our Opportunity segment was attributable primarily to an increase in Marketing Optimization revenues, resulting primarily from our acquisition of CASA in the prior year.

COST OF REVENUES

LICENSE AND MAINTENANCE COST OF REVENUES

License and maintenance costs primarily represent our expenses for personnel engaged in customer support, travel to customer sites and documentation materials. Our license and maintenance cost of revenues are summarized as follows, both in absolute dollar amounts and as a percentage of license and maintenance revenues:

                                                                      QUARTER ENDED MARCH 31,
                                                             -------------------------------------------
                                                                    2001                      2000
                                                             ------------------       ------------------
                                                                            (IN THOUSANDS)
LICENSE AND MAINTENANCE COST OF REVENUES
    HNC operating segments ............................      $11,451       29.0%      $ 8,631       34.0%
    Retek operating segment ...........................           --         --         3,989       62.0%
                                                             -------       ----       -------       ----
                                                              11,451       29.0%       12,620       39.7%
    Stock-based compensation expense not allocated
      to segments .....................................            7        0.0%          126        0.4%
                                                             -------       ----       -------       ----
      HNC Consolidated ................................      $11,458       29.0%      $12,746       40.1%
                                                             =======       ====       =======       ====

Our license and maintenance cost of revenues percentage in the first quarter of 2001 decreased by 11.1% as compared to the first quarter of 2000. This decrease was attributable primarily to a 5.0% decline within HNC, coupled with the absence of Retek in the first quarter of 2001, whose license and maintenance cost of revenues percentage was 62.0% in the first quarter of 2000. The decrease in HNC's license and maintenance cost of revenues percentage was attributable primarily to an increase in Falcon and ProfitMax revenues, having lower associated costs, and to increased revenues associated with lower-cost 4SCORE, RoamEx and Connectivity products, resulting from our prior year acquisitions of Onyx, Systems/Link and Celerity, respectively, offset in part by increased customers support costs associated with our CompAdvisor products.

SERVICES AND OTHER COST OF REVENUES

Services and other expenses consist of personnel and other expenses associated with providing installation and implementation services and performing development, consulting, and research development contracts, and the costs associated with hosted service operations. Our services and


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other cost of revenues are summarized as follows, both in absolute dollars and as a percentage of services and other revenues:

                                                            QUARTER ENDED MARCH 31,
                                                   -------------------------------------------
                                                             2001                 2000
                                                   ------------------       ------------------
                                                                 (IN THOUSANDS)
SERVICES AND OTHER COST OF REVENUES
    HNC operating segments ..................      $10,286       70.9%      $ 9,360       61.4%
    Retek operating segment .................           --         --         5,688       75.5%
                                                   -------       ----       -------       ----
                                                    10,286       70.9%       15,048       66.1%
    Stock-based compensation expense not
      allocated to segments .................           --         --           394        1.7%
                                                   -------       ----       -------       ----
      HNC Consolidated ......................      $10,286       70.9%      $15,442       67.8%
                                                   =======       ====       =======       ====

Our services and other cost of revenues percentage in the first quarter of 2001 increased by 3.1% as compared to the first quarter of 2000. This increase was attributable primarily to a 9.5% increase within HNC, offset by the absence of Retek in the first quarter of 2001, whose services and other cost of revenues percentage was 75.5% in the first quarter of 2000. The increase in HNC's cost of revenues percentage was attributable primarily to the decline in Capstone implementation revenues, which have lower associated costs, increased costs associated with Spyder contract development work performed during the first quarter of 2001 and to reduced cost efficiencies associated with the decline in remote hosted service operations bill review volumes, partially offset by an increase in lower cost Marketing Optimization development revenues.

RESEARCH AND DEVELOPMENT EXPENSE

Research and development expenses consist primarily of salaries and other personnel-related expenses, subcontracted development services, depreciation for development equipment and supplies. Research and development expense totaled $10.9 million in the first quarter of 2001 and $17.4 million in the first quarter of 2000. Excluding Retek, whose research and development expense totaled $9.3 million in the first quarter of 2000 (including $1.3 million in stock-based compensation charges), HNC's research and development expense increased by $2.7 million, or 33.8%, from $8.1 million in the first quarter of 2000 to $10.9 million in the first quarter of 2001. The absolute dollar increase within HNC was attributable primarily to net increases in staffing and related costs to support new product development activities, including those resulting from acquisitions in 2000. We anticipate that research and development expenses will increase in dollar amount and could increase as a percentage of total revenues for the foreseeable future.

SALES AND MARKETING EXPENSE

Sales and marketing expenses consist primarily of salaries and benefits, commissions, travel, entertainment, trade shows and promotional expenses. Sales and marketing expense totaled $10.6 million in the first quarter of 2001 and $17.2 million in the first quarter of 2000. Excluding Retek, whose sales and marketing expense totaled $9.2 million in the first quarter of 2000 (including $0.6 million in stock-based compensation charges), HNC's sales and marketing expense increased by $2.7 million, or 34.2%, from $7.9 million in the first quarter of 2000 to


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$10.6 million in the first quarter of 2001. The absolute dollar increase within
HNC was attributable primarily to increases in staffing related to the expansion of direct sales and marketing staff, including that resulting from our acquisitions in 2000. Also contributing to the increase were additional expenses associated with advertising and trade shows and other expenses to support our acquired businesses. We expect sales and marketing expenses to continue to increase in absolute dollars for the foreseeable future. These expenses could also increase as a percentage of total revenues as we continue to develop a direct sales force in international markets and expand our domestic sales and marketing organization and increase the breadth of our product lines.

GENERAL AND ADMINISTRATIVE EXPENSE

General and administrative expenses consist primarily of personnel costs for finance, contract administration, human resources and general management, as well as insurance and professional services expenses. General and administrative expenses totaled $7.2 million in the first quarter of 2001 and $7.4 million in the first quarter of 2000. Excluding Retek, whose general and administrative expense totaled $2.6 million in the first quarter of 2000 (including $0.2 million in stock-based compensation charges), HNC's general and administrative expense increased by $2.4 million, or 49.2%, from $4.8 million in the first quarter of 2000 to $7.2 million in the first quarter of 2001. This increase included $0.8 million in additional HNC net stock-based compensation charges as compared to the first quarter of 2000 (for a further discussion regarding stock-based compensation charges, refer to the section entitled "Stock-Based Compensation Expense" appearing below). Excluding stock-based compensation charges, the absolute dollar increase at HNC are attributable primarily to additional staffing and related expenses to support a higher volume of business, including that resulting from our acquisitions in 2000.

TRANSACTION-RELATED AMORTIZATION AND COSTS

Transaction-related amortization and costs primarily include acquisition-related amortization during the first quarters of 2001 and 2000. Transaction-related amortization and costs increased from $4.0 million in the first quarter of 2000 to $13.7 million in the first quarter of 2001. This increase is attributable primarily to incremental intangible asset amortization charges as a result of our business acquisitions during 2000. The average amortization period and useful life for these intangible assets is approximately 3.5 years.

IN-PROCESS RESEARCH AND DEVELOPMENT EXPENSE

In-process research and development expense was $1.4 million in the first quarter of 2000, related to a one-time charge recorded in connection with our acquisition of CASA. No such charges were recorded during the first quarter of 2001, as we did not consummate any acquisitions in this quarter.

INTEREST INCOME

Interest income totaled $2.6 million in the first quarter of 2001 and $3.5 million in the first quarter of 2000. The quarter over quarter decline in interest income is attributable primarily to


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lower average cash and investment balances during the first quarter of 2001 as compared to the first quarter of 2000.

INTEREST EXPENSE

Interest expense totaled $0.1 million in the first quarter of 2001 and $1.2 million in the first quarter of 2000. The majority of our interest expense during each of these periods relates to our convertible subordinated notes. The decline in interest expense in the first quarter of 2001 as compared to the first quarter of 2000 is attributable primarily to the conversion of $83.6 million of our convertible subordinated notes into common stock during the third quarter of 2000, and to a lesser degree the conversion of the remaining $16.4 million of such notes in the first quarter of 2001, whereas the outstanding convertible note balance during the full first quarter of 2000 was $100.0 million.

INCOME TAXES

The provision (benefit) for income taxes was $8.2 million for the first quarter of 2001 and $(4.4) million for the first quarter of 2000. The provision for the first quarter of 2001, as compared to the benefit for the first quarter of 2000, is attributable primarily to the significant increase in non-deductible acquisition-related amortization expense in the first quarter of 2001, resulting from our acquisitions during 2000. The provision (benefit) for income taxes is based on our estimates of the effective tax rates for the respective full fiscal years.

STOCK-BASED COMPENSATION EXPENSE

Within our statement of operations, stock-based compensation charges (income) have been classified as follows for the first quarters in 2001 and 2000:

                                     QUARTERS ENDED MARCH 31,
                                     ------------------------
                                        2001         2000
                                      -------      -------
                                         (IN THOUSANDS)
License and maintenance ........      $     7      $   126
Services and other .............           --          394
Research and development .......           36        1,205
Sales and marketing ............           15          581
General and administrative .....          128         (389)
                                      -------      -------
                                      $   186      $ 1,917
                                      =======      =======

Stock-based compensation expense recorded during the first quarter of 2001 totaled $186. This expense included a one-time charge associated with an employee option award modification, along with the amortization of unearned stock-based compensation during the quarter. Net stock-based compensation expense for the first quarter in 2000 totaled $1,917. This net compensation expense included $2,630 related to Retek's amortization of unearned stock-based compensation, offset by net compensation income related to stock-based awards of $713 at HNC. The net compensation income at HNC related primarily to the reversal of compensation expense recorded in 1999 on variable awards, as a result of a decline in the fair values of these awards during the first quarter of 2000, offset by the amortization of unearned stock-based compensation during the quarter.


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SEGMENT CONTRIBUTION MARGIN (LOSS)

The following section summarizes the primary reasons for fluctuations in segment contribution margin, conforming to segment data for the quarters ended March 31, 2001 and 2000 as reported in Exhibit No. 99.05 to this Report on Form 8-K:

Segment contribution margin for our Efficiency segment increased from $7.5 million for the quarter ended March 31, 2000 to $12.1 million for the quarter ended March 31, 2001, and as a percentage of segment revenues increased from 33.6% to 45.5%. The absolute dollar increase was attributable primarily to increased segment revenues, as previously discussed herein, as direct segment operating expenses remained relatively flat. The segment contribution margin percentage increase was attributable primarily to increased sales of higher margin products acquired, including RoamEx, 4SCORE and Connectivity products, and the decline in Capstone implementation revenues, which have lower associated direct segment costs, partially offset by increased customer support costs associated with our CompAdvisor products and reduced cost efficiencies associated with the decline in remote hosted service operations bill review volumes.

Segment contribution margin for our Risk segment increased from $10.0 million for the quarter ended March 31, 2000 to $12.8 million for the quarter ended March 31, 2001, and as a percentage of segment revenues decreased from 70.5% to 69.0%. The absolute dollar increase was attributable to increased segment revenues, as previously discussed herein, offset by an increase in direct segment operating expenses. The segment contribution margin percentage decrease was attributable primarily to increased Spyder contract development work, which has relatively higher associated direct segment costs, as well as increased research and development spending on Risk segment products.

Segment contribution margin for our Opportunity segment increased from $0.6 million for the quarter ended March 31, 2000 to $4.3 million for the quarter ended March 31, 2001, and as a percentage of segment revenues increased from 21.6% to 55.9%. The absolute dollar increase was attributable to increased segment revenues, as previously discussed herein, offset by an increase in direct segment operating expenses. The segment contribution margin percentage increase was attributable primarily to increased ProfitMax and Marketing Optimization revenues, which had lower associated direct segment costs. The increase in higher segment contribution margin Marketing Optimization revenues resulted primarily from the acquisition of CASA in March 2000.

Direct segment losses for our Other segment decreased from $1.1 million for the quarter ended March 31, 2000 to $0.7 million for the quarter ended March 31, 2001, and as a percentage of segment revenues decreased from negative 81.9% to negative 64.0%. The absolute dollar decline was attributable to a slight decline in segment revenues offset by a decline in direct segment operating expenses. The decrease in direct segment operating expenses and loss percentage was attributable primarily to reductions in direct segment costs related to Intelligent Response products.


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